TherapeuticsMD, Inc, 8K/A
Exhibit 10.10

Financing Agreement

This Financing Agreement (the “Agreement”) is between (i) Lang Naturals, Inc., a Rhode Island corporation, having its principal place of business at 20 Silva Lane, Middletown, RI  02842-7201 (“Lang”) and (ii) VitaMedMD, LLC, a Delaware limited liability company with offices located at 951 Broken Sound Parkway NW, Suite 320 Boca Raton, FL  33487 (“VitaMedMD”) is made and entered into effective as of September 20, 2011 (the “Effective Date”).

WHEREAS, VitaMedMD and Lang have entered into and may in the future enter into various Product Sales Agreements (as heretofore and hereafter entered into or amended, each a “Product Sales Agreement”), including without limitation, (i) that certain Product Sales Agreement for Prenatal Multivitamin and VitaMedMD DHA 300 mg Vegetarian Softgel, dated December 2, 2008, as amended, (ii) that certain Product Sales Agreement for Prenatal 1 Single Softgel Prenatlal Multivitamin with DHA, dated October 20, 2009, as amended, (iii) that certain Product Sales Agreement, dated as of January 14, 2010, relating to purchases and sales of VitaMedMD Perimenopause/Bone Supplement (alternatively referred to as Menopause Relief plus Bone Support), as amended, and (iv) that certain Product Sales Agreement for VitaMedMD Iron 150, dated March 24, 2011, as amended; and

WHEREAS, VitaMedMD has requested that Lang commit to a temporary increase in the credit limit available to VitaMedMD for products purchased under the Product Sales Agreements, and Lang is willing to do so provided that VitaMedMD grants Lang a security interest in certain of VitaMedMD’s personal property as contemplated by a Security Agreement between the parties in the form attached hereto as Exhibit A and dated as of even date herewith (the “Security Agreement”),

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.           Definitions.  Certain terms used in this Agreement are defined where first used herein.  As used in this Agreement, the following terms shall have the meanings indicated below:

(a)           “Special Products” means each of the following [REDACTED]

[REDACTED]:

o [REDACTED]
o [REDACTED]
o [REDACTED]

(b)           “Normal Credit Limit” means (x) at any time during the period commencing on the Effective Date and ending on December 31, 2011, the sum of Two Hundred Fifty Thousand Dollars ($250,000), and (y) at any time after December 31, 2011, the sum of Three Hundred Twenty-Five Thousand Dollars ($325,000); provided, however, that if VitaMedMD shall default in the performance of its obligations under this Agreement or any Product Sales Agreement, Lang may establish the Normal Credit Limit from time to time thereafter at such level as Lang shall determine in its sole discretion.  The Normal Credit Limit applies to purchase orders and accounts receivable attributable to products purchased by VitaMedMD from Lang other than Special Products.

(c)           “Normal Products” means any products ordered by VitaMedMD from Lang under any Product Sales Agreement, other than Special Products.

(d)           “Special Credit Limit” means the sum of Seven Hundred Thousand Dollars ($700,000); provided, however, that if VitaMedMD shall default in the performance of its obligations under this Agreement or any Product Sales Agreement, Lang may establish the Special Credit Limit from time to time thereafter at such level as Lang shall determine in its sole discretion.  The Special Credit Limit applies only to purchase orders and accounts receivable attributable to Special Products.

2.           Payment for Product Purchases.  Notwithstanding the terms and conditions of the Product Sales Agreements, after the Effective Date, payment for all Product ordered by VitaMedMD under any Product Sales Agreement shall be governed by the terms of this Agreement.  VitaMedMD acknowledges that the credit limits established by this Agreement apply not only to accounts receivable but also to purchase orders as all products under the Product Sales Agreements are custom manufactured.  The purchase terms for for all Product ordered by VitaMedMD under any Product Sales Agreement shall be as follows:

(a)           Normal Product.  For purchases of Normal Product within the Normal Credit Limit, invoices for such product shall be paid by VitaMedMD within thirty (30) days of the issuance thereof.

(b)           Special Product.  For purchases of Special Product within the Special Credit Limit, (a) twenty-five percent (25%) of the total purchase order sales price (excluding shipping) shall be paid by VitaMedMD upon order – no confirmation for any purchase order will be made until receipt of the foregoing payment is acknowledged by Lang’s bank; (b) twenty-five percent (25%) of the total purchase order sales price (excluding shipping) shall be paid by VitaMedMD upon notice from Lang that such product is ready for shipment – no shipment will be released until receipt of the foregoing payment is acknowledged by Lang’s bank; and (c) the balance of the total purchase order sales price (including shipping) shall be paid by VitaMedMD and received by Lang’s bank within forty-five (45) days of the invoice date.

3.           Normal Credit Limit; Certain Remedies.  Subject to the terms of this Agreement, Lang agrees to make available to VitaMedMD credit for Normal Products in an aggregate amount equal to the Normal Credit Limit in effect under this Agreement from time to time.  If the sum of (a) the aggregate unpaid invoices and purchase orders received from VitaMedMD for Normal Products less (b) any advance payments made by VitaMedMD with respect to such invoices and purchase orders, which advance payments may be applied by Lang to such invoices and purchase orders for Normal Product as Lang determines in its sole discretion (such sum being referred to herein as the “Net Normal Purchase Balance”), exceeds the Normal Credit Limit then in effect, then (i) Lang shall have the right to suspend its performance under the Product Sales Agreements and this Agreement, and (ii) VitaMedMD shall, upon written demand of Lang, (x) for periods from the Effective Date through December 31, 2011, pay Lang such amount as may be required to reduce the Net Normal Purchase Balance to not more than the Normal Credit Limit then in effect, and (y) pay Lang an amount equal to fifty percent (50%) of the amount by which the Net Normal Purchase Balance exceeds the Normal Credit Limit then in effect; provided, however, that Lang shall not be obligated to accept any further purchase orders from VitaMedMD unless the Net Normal Purchase Balance is reduced to or below the Normal Credit Limit then in effect.  If at any time Lang suspends its performance under this Section, VitaMedMD may relieve such suspension as to any proposed purchase order by providing adequate assurances of future performance reasonably acceptable to Lang in the form of payment in advance or a standby letter of credit with terms reasonably acceptable to Lang, in each case in amounts sufficient to meet the foregoing requirements.  In the event of a payment default by VitaMedMD under any invoice for Normal Product, including any default in the schedule for payments for such Product set forth in Section 2 above, or in the event of a default by VitaMedMD under any Product Sales Agreement or the Security Agreement, without limiting any other remedies available to Lang hereunder, Lang may from time to time and without notice to VitaMedMD, suspend performance under the Products Sales Agreements and/or set off all advance payments, deposits or other sums at any time or times credited by or received by Lang for the benefit of VitaMedMD, whether in a special account or other account or represented by a letter of credit or otherwise, which advance payments, deposits and other sums shall at all times constitute additional security for VitaMedMD’s obligations under this Agreement.  Lang shall endeavor to give VitaMedMD notice promptly following any exercise by Lang of its setoff rights hereunder.

4.           Special Credit Limit; Certain Remedies.  Subject to the terms of this Agreement, Lang agrees to make available to VitaMedMD credit for Special Products in an aggregate amount equal to the Special Credit Limit in effect under this Agreement from time to time.  If the sum of (a) the aggregate unpaid invoices and purchase orders received from VitaMedMD for Special Products less (b) any advance payments made by VitaMedMD with respect to such invoices and purchase orders, which advance payments may be applied by Lang to such invoices and purchase orders for Special Product as Lang determines in its sole discretion

(such sum being referred to herein as the “Net Special Purchase Balance”), exceeds the Special Credit Limit, then (i) Lang shall have the right to suspend its performance under the Product Sales Agreements and this Agreement, and (ii) VitaMedMD shall, upon written demand of Lang, pay Lang such amount as may be required to reduce the Net Special Purchase Balance to not more than the Special Credit Limit then in effect.   If at any time Lang suspends its performance under this Section, VitaMedMD may relieve such suspension as to any proposed purchase order by providing adequate assurances of future performance reasonably acceptable to Lang in the form of payment in advance or a standby letter of credit with terms reasonably acceptable to Lang, in each case in amounts sufficient to reduce the Net Special Purchase Balance following acceptance of such proposed purchase order to not more than the Special Credit Limit then in effect.  In the event of a payment default by VitaMedMD under any invoice for Special Product, including any default in the schedule for payments for such Product set forth in Section 2 above, or in the event of a default by VitaMedMD under any Product Sales Agreement or the Security Agreement, without limiting any other remedies available to Lang hereunder, Lang may from time to time and without notice to VitaMedMD, suspend performance under the Products Sales Agreements and/or set off all advance payments, deposits or other sums at any time or times credited by or received by Lang for the benefit of VitaMedMD, whether in a special account or other account or represented by a letter of credit or otherwise, which advance payments, deposits and other sums shall at all times constitute additional security for VitaMedMD’s obligations under this Agreement.  Lang shall endeavor to give VitaMedMD notice promptly following any exercise by Lang of its setoff rights hereunder.

5.           Security Agreement.  To secure the timely payment and performance of VitaMedMD’s obligations under the Product Sales Agreements and this Agreement, VitaMedMD agrees to grant Lang contemporaneously with the execution and delivery hereof a perfected security interest in VitaMedMD’s assets as provided in the Security Agreement.

6.           Product Sales Agreements Superseded.  This Agreement supersedes any inconsistent provisions of the Product Sales Agreements, except with respect to any Product Sales Agreement entered into after the Effective Date that specifically mentions this Agreement and provides that a particular provision thereof is intended to amend or superseded a specific provision of this Agreement.  This Agreement may be assigned only in compliance with and subject to the terms and limitations on assignment of the Product Sales Agreements and only to a person or entity that is assigned and assumes the obligations of VitaMedMD under all of the Product Sales Agreements in accordance with their terms.

7.           Counterparts; Signatures.  This Agreement may be signed in one or more counterparts, each of which shall be one and the same agreement.  If a counterpart of this Agreement is signed and transmitted via facsimile, or via PDF transmitted by e-mail, such signatures shall bind the signing party to this Agreement in full.  Original documents may also be signed by the parties and will have the same binding power.

8.           Notices.  All notices required or permitted hereunder shall be given in the manner and to the addressee entitled thereto in accordance with the Product Sales Agreements.  In the event of a conflict in the various notice provisions set forth in the Product Sales Agreements, the Product Sales Agreement with the most recent execution date (or with the amendment having the most recent execution date) shall control.

9.           Waiver of Jury Trial.  Each party acknowledges and agrees that any controversy that may arise under this Agreement is likely to involve complicated and difficult issues, and therefore, each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement or the transactions hereby.  Each party acknowledges and represents that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce such waiver; (b) it understands and has considered the implications of such waiver; (c) it makes such waiver voluntarily; and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.

10.           Consent to Jurisdiction.

(a)           Each of the parties consents to the exclusive jurisdiction of all state and federal courts located in Providence, Rhode Island, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action, or other proceeding arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby.  Each party expressly waives any and all rights to bring any suit, action, or other proceeding in or before any court or tribunal other than the courts described above and covenants that it shall not seek in any manner to resolve any dispute other than as set for in this Section 10 or to challenge or set aside any decision, award, or judgment obtained in accordance with the provisions hereof.

(b)           Each of the parties expressly waives any and all objections it may have to venue, including, without limitations, the inconvenience of such forum, in any of such courts.  In addition, each of the parties consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with Section 8 above.

11.           Attorneys’ Fees.  The prevailing party in any suit, action, or other proceeding arising out of, or in connection with, this Agreement or any of the transactions contemplated hereby shall, as part of any remedy granted in such suit, action, or proceeding, be entitled to recovery of such party’s reasonable attorney’s fees and expenses incurred in connection with such suit, action, or other proceeding.

12.           Governing Law.  This Agreement is and shall be deemed to be a contract entered into and made pursuant to the laws of the State of Rhode Island, and shall in all respects be governed, construed, applied, and enforced in accordance with the laws of the State of Rhode Island, without reference to conflict of laws principles.

13.           Interpretation.  The captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement nor affect it in any way.  Should any provision of this Agreement require judicial or arbitral interpretation, it is agreed that the court or arbitrator interpreting or construing the same shall not imply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agent prepared the same, it being agreed that the agents of all parties have participated in the preparation of this Agreement.  Words of the masculine gender mean and include correlative words of the feminine and neuter genders, and words importing the singular number mean and include the plural number and vice versa.

14.           Amendment; Waiver.   Any modifications or amendments to this Agreement must be in writing and signed by both parties.  Any waiver by either party of a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of that or any other provision of this Agreement.  Any waiver must be in writing.  Failure by either party to insist upon strict adherence to any provision of this Agreement on one or more occasions will not deprive such party of the right to insist upon strict adherence to that or any other provision of this Agreement.

15.           Independent Parties.  This Agreement shall not be construed as constituting a joint venture or partnership between Lang and VitaMedMD.  Neither party shall have any right to obligate the other party in any manner whatsoever, and nothing herein is intended to confer any right of any kind to any third person.

[Signatures appear on the immediately succeeding page.]

IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by their duly authorized representatives as of the Effective Date.

Lang Naturals, Inc.

By:	/s/ David Lang
David Lang
President

VitaMedMD, LLC

By:	/s/ Robert Finizio
Robert Finizio
President

EXHIBIT A

Form of Security Agreement

SECURITY AGREEMENT

This Security Agreement (“Agreement”) between (i) Lang Naturals, Inc., a Rhode Island corporation, having its principal place of business at 20 Silva Lane, Middletown, RI  02842-7201 (“Secured Party”) and (ii) VitaMedMD, LLC, a Delaware limited liability company with offices located at 951 Broken Sound Parkway NW, Suite 320 Boca Raton, FL  33487 (“Debtor”) is made and entered into effective as of September 20, 2011.

Section 1: Definitions; Security Interest; Obligations.

1.1 Definitions.  Certain terms used in this Agreement are defined where first used.  The following terms as used in this Agreement shall have the meanings indicated respectively below:

“Collateral” means all accounts, inventory, equipment, trademarks and trade names, general intangibles, deposit accounts, investment property, instruments, letter-of-credit rights, chattel paper, documents, commercial tort claims, goodwill, supporting obligations, insurance policies, insurance proceeds, insurance claims, and all ledger sheets, files, records, documents and instruments (including, without limitation, computer programs, tapes and related electronic data processing software) evidencing an interest therein or relating thereto, now owned or hereafter acquired by Debtor.  Each of the forgoing terms shall be interpreted in accordance with the meanings given to the same, if any, by the Uniform Commercial Code.

 “Uniform Commercial Code” means the Uniform Commercial Code as adopted and in effect from time to time in the State of Rhode Island, currently identified as Title 6A of the Rhode Island General Laws of 1956, as amended.

1.2 Security Interest; Obligations.  Debtor hereby grants to Secured Party a security interest in all Collateral.  The security interest herein granted is to secure the payment and performance of (i) the unpaid portion of the purchase price of all goods purchased from time to time by Debtor from Secured Party; (ii) Debtor’s obligations to Secured Party under that certain Financing Agreement between Debtor and Secured Party dated as of even date herewith; (iii)  Debtor’s obligations to Secured Party under each product sales agreement entered into from time to time by Debtor and Secured Party with respect to the purchase by Debtor from Secured Party of nutritional supplements and other products more particularly described therein, including without limitation those certain Product Sales Agreements between Debtor and Secured Party more particularly described on Exhibit A attached hereto and made a part hereof (as the same may be amended from time to time, collectively, the “Product Sales Agreements”); and (iv) any and all obligations and liabilities of Debtor to Secured Party under this Agreement (the obligations designated in clauses (i), (ii), (iii) and (iv) above are herein collectively called the “Obligations”).

Section 2:  Representations, Warranties and Covenants.

2.1 Debtor represents, warrants and covenants that:

2.1.1 Except for the security interest granted hereby, Debtor has good and marketable title to the Collateral, free from any adverse lien, security interest or encumbrance; Debtor will defend the Collateral against all claims and demands of all persons at any time claiming the same or any interest therein; and Debtor intends to use the Collateral for business purposes only.  Notwithstanding the foregoing, Secured Party agrees to subordinate its lien in the Collateral to a lien in favor of the senior lender providing working capital financing to Debtor, such subordination to be with respect to senior working capital indebtedness not exceeding the sum of $350,000 in the aggregate and otherwise on terms and conditions reasonably agreed by such lender and Secured Party.

2.1.2 The Collateral is or will be kept and located at 951 Broken Sound Parkway NW, Suite 320 Boca Raton, FL  33487.  Debtor will give Secured Party ten (10) days’ prior notice in writing of any change in, addition to or discontinuance of the location where the Collateral is kept, and Debtor will not remove any Collateral from the above location without the prior written consent of Secured Party.

2.1.3 No financing statement covering any Collateral or any proceeds thereof is on file in any public office and, at the request of Secured Party, Debtor authorizes Secured Party to file  one or more financing statements pursuant to the Uniform Commercial Code and applicable law in form satisfactory to Secured Party evidencing Secured party’s lien in the Collateral, and Debtor will pay the cost of filing the same in all public offices wherever filing is deemed by Secured Party to be necessary or desirable.

2.1.4 Without the prior written consent of Secured Party, Debtor will not sell or offer to sell or otherwise transfer the Collateral or any interest therein except in the ordinary course of Debtor’s business.

2.1.5 Debtor shall have and maintain insurance at all times with respect to all Collateral against risks of fire and such other risks customarily insured against by companies engaged in similar businesses to that of Debtor.  Upon request, Debtor shall furnish to Secured Party certificates or other evidence satisfactory to Secured Party of compliance with these insurance requirements.  All proceeds paid under any such insurance policies with respect to the Collateral shall be applied to reduce the outstanding balance of the Obligations, and any such proceeds paid to Debtor shall be held by Debtor as trustee for Secured Party and paid to Secured Party immediately upon receipt.  Secured Party may act as attorney for Debtor in obtaining, adjusting, collecting and cancelling such insurance, and Debtor hereby appoints Secured Party, irrevocably, as attorney for Debtor for such purposes.

2.1.6 Except as permitted hereby, Debtor will keep the Collateral free from any adverse lien, security interest or encumbrance and in good order and repair and will not waste or destroy the Collateral.  Secured Party may examine and inspect the Collateral at any time, wherever located.

2.1.7 Debtor will pay promptly when due all taxes and assessments upon the Collateral or for the use or operation of the Collateral.

2.1.8 Debtor (a) is a duly formed and validly existing limited liability company organized and in good standing under the laws of the State of Delaware and (b) has all requisite power and authority to own all of its properties and assets and to carry on its business as it is now being conducted and has full power and authority to place mortgages and liens upon its assets and to borrow funds secured thereby.

2.1.9 Debtor is duly qualified and/or registered to do business and in good standing in all jurisdictions where such qualification or registration is required.

2.1.10 The execution and delivery of this Agreement and the consummation of the transactions contemplated thereby have been duly authorized, do not violate any provisions of any Debtor’s formation or governance documents, or any provision thereof, or result in the acceleration of any obligation of any Debtor under, any deed of trust or mortgage, lien, lease, agreement, instrument, arbitration award, judgment or decree to which such Debtor is a party or by which such Debtor is bound, and with respect to which Debtor has not obtained a written waiver, and do not violate or conflict with any other restriction of any kind or character to which Debtor is subject;

2.1.11 After giving effect to this Agreement, the security interest granted to Secured Party in Collateral will continue to be valid and perfected security interest in the Collateral securing the obligations of Debtor to Secured Party.

2.1.12 This Agreement constitutes the valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

2.1.13 Debtor shall, from and after the execution of this Agreement, execute and deliver to the Secured Party whatever additional documents, instruments, and agreements that the Secured Party may reasonably require in order to vest or perfect the security interest in the Collateral more securely in the Secured Party and to otherwise give effect to the terms and conditions of this Agreement.

Section 3:  Taxes, Insurance and Adverse Liens.  At its option, Secured Party may discharge taxes, liens or security interest or other encumbrances at any time levied or placed upon the Collateral, may pay for insurance on the Collateral and may pay for the maintenance and preservation of the Collateral.  Any payment made or expense incurred by Secured Party pursuant to this provision shall be payable on demand, shall be secured by this Agreement and shall bear interest until paid at the rate of interest established by the Note.

Section 4:  Events of Default.  Debtor shall be in default under this Agreement upon the happening of any one or more of the following events (each of which shall be an “Event of Default”):

4.1 The occurrence of a default by Debtor under any Product Sales Agreement beyond any applicable notice and cure period applicable to such default;

4.2 Default shall be made in the payment or performance of any other Obligation or any covenant or agreement contained or referred to herein or in any guaranty of Debtor’s obligations under this Agreement, which default shall have continued for more than ten (10) days (no prior demand therefor being necessary);

4.3 Substantial loss, theft, damage, destruction or encumbrance of any of the Collateral shall occur; or

4.4 Debtor shall become insolvent, merge or consolidate with any corporation, dissolve, discontinue business operations or terminate Debtor’s existence; or Debtor shall become unable to pay Debtor’s debts as they mature or shall make an assignment for the benefit of creditors; or any Debtor shall file a petition for relief under any bankruptcy, receivership, insolvency or debtor relief law (or an order for relief shall be entered against Debtor under any such law).

Section 5:  Remedies.  If any Event of Default shall occur, then in such event and at any time thereafter, Secured Party may declare all Obligations secured hereby to be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.  Secured Party, in addition to such other rights and remedies as are or may be set forth in this Agreement, may exercise and shall have the rights and remedies of a secured party under the Uniform Commercial Code.  Secured Party may exercise its rights hereunder without giving Debtor any opportunity for hearing to be held before the Secured Party, through judicial process or otherwise, takes possession of the Collateral upon the occurrence of any Event of Default, and Debtor expressly waives the right, if any, to such prior hearing.  Secured Party may require Debtor to assemble the collateral and make it available to Secured Party at a place to be designated by Secured Party which is reasonably convenient to both parties.  Unless the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, Secured Party will give Debtor reasonable notice of time and place of any public sale thereof or the time after which any private sale or any other intended disposition thereof is to be made.  The requirement of reasonable notice shall be met if notice is mailed, postage prepaid to Debtor at Debtor’s Mailing Address noted above, at least ten (10) days before the time of sale or disposition of the Collateral.  Debtor shall pay to Secured Party, on demand, any and all expenses, including all reasonable attorneys’ fees and expenses, incurred or paid by Secured Party in protecting, preserving or enforcing its rights, powers and remedies hereunder, or under the Note or under any other agreement between the parties secured hereby or in any way connected with any proceeding or action by whomsoever initiated concerning the protection or enforcement thereof.  No delay in taking any action with respect to any Event of Default shall affect the rights of Secured Party later to take such action with respect thereto, and no waiver by Secured Party of any default shall operate as a waiver of any other default or the same default on a future occasion.

Section 6:  Miscellaneous Provisions.  The provisions of this Agreement may be amended or compliance with this Agreement waived at any time only by the written agreement of Secured Party and Debtor.  All rights of Secured Party hereunder shall inure to the benefit of its successors and assigns, and all obligations of Debtor hereunder shall bind its successors and assigns.  This Agreement and all of the rights, remedies and duties of Secured Party and Debtor hereunder shall be governed by the laws of the State of Rhode Island without reference to its conflict of laws principles.

IN WITNESS WHEREOF, the parties have each caused this Agreement to be signed and delivered by their duly authorized representatives as of the date first above written.

Lang Naturals, Inc., Secured Party

By:	/s/ David Lang
David Lang
President

VitaMedMD, LLC, Debtor

By:	/s/ Robert Finizio
Robert Finizio
President

Exhibit A

Product Sales Agreements

1.           Product Sales Agreement, dated as of December 2, 2008, relating to purchases and sales of VitaMedMD Prenatal Multivitamin and VitaMedMD DHA 300 mg Vegetarian Softgel, as heretofore and hereafter amended.

2.           Product Sales Agreement, dated as of October 20, 2009, relating to purchases and sales of VitaMedMD  Prenatal 1 Single Softgel Prenatal Multivitamin with DHA, as heretofore and hereafter amended.

3.           Product Sales Agreement, dated as of January 14, 2010, relating to purchases and sales of VitaMedMD Perimenopause/Bone Supplement (alternatively referred to as Menopause Relief plus Bone Support), as heretofore and hereafter amended.

4.           Product Sales Agreement, dated as of March 24, 2010, relating to purchases and sales of VitaMedMD  Iron 150, as heretofore and hereafter amended.